Exhibit 99.1

Consolidated Edison and Crestwood Announce

Northeast Pipeline and Storage Joint Venture

NEW YORK, NY and HOUSTON, TX, April 21, 2016 – Consolidated Edison, Inc. (NYSE: ED) (“Con Edison”) and Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) today announced that their subsidiaries entered into definitive agreements to form a joint venture to own and develop Crestwood’s existing natural gas pipeline and storage business located in northern Pennsylvania and southern New York. These premier natural gas pipelines and storage facilities provide a critical link between robust natural gas supply sources and Northeast US demand markets. Subject to customary closing conditions and purchase price adjustments, Crestwood will contribute its existing natural gas pipeline and storage business to a new entity, Stagecoach Gas Services LLC (“Stagecoach Gas Services”), and a subsidiary of Con Edison Transmission, Inc. (“Con Edison Transmission”), which is a wholly-owned subsidiary of Con Edison, will purchase a 50 percent equity interest in Stagecoach Gas Services for approximately $975 million, with an implied market value of almost $2 billion. Con Edison intends to finance the transaction with a combination of debt and new equity that is consistent with its capital structure. The transaction is expected to be substantially completed in the second quarter of

2016.

Joseph P. Oates, President of Con Edison Transmission stated, “Con Edison is excited to become a joint venture partner with Crestwood to own and operate the Stagecoach pipeline and storage businesses. Crestwood shares our focus on employee and public safety, operational excellence and a commitment to protecting the environment. Our investment in these facilities supports our strategy for Con Edison Transmission to invest in energy infrastructure projects that will reliably deliver low cost energy supplies to customers, while earning competitive returns for our investors.”

Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner, commented, “We are very pleased to enter into a strategic partnership with Con Edison to own and expand these important pipeline and storage assets as local supply sources are developed to meet the growing demand for natural gas in the Northeast markets. Con Edison brings years of market experience, as a leading Northeast natural gas distributer, as well as financial resources and growth perspective to compete for new regional infrastructure projects and provide enhanced market services to customers.”

Stagecoach Gas Services, which will be managed by Crestwood and operated by a newly formed services company, will own four natural gas storage facilities (Stagecoach, Thomas Corners, Steuben and Seneca Lake) with a combined storage capacity of approximately 41 Bcf and three natural gas pipelines (MARC I, North/South and the East Pipeline) with a combined throughput capacity of 2,960 Mmcf per day. The assets boast a highly strategic asset footprint situated between robust Northeast natural gas supply sources and several leading U.S. natural gas demand centers, including New York City and New England. The assets have a diversified set of high quality customers with approximately 60 percent carrying an investment grade rating. Capacity across the system has consistently been contracted at levels near 100 percent capacity, backed with long-term firm contracts.

The terms of the transaction were approved by the board of directors of Con Edison and Crestwood’s general partner. Barclays has provided committed financing and served as Con Edison’s financial advisor and Latham and Watkins LLP served as Con Edison’s legal advisor. Morgan Stanley served as Crestwood’s financial advisor and Husch Blackwell LLP served as Crestwood’s legal advisor.

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NEWS RELEASE

Forward-Looking Statements

This news release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” anticipates,” “intends,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are statements of future expectations and not facts. Forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison and Crestwood have filed with the Securities and Exchange Commission, which are available through the SEC’s EDGAR system at www.sec.gov and on each parties respective website. Readers are cautioned not to place undue reliance on forward-looking statements. Con Edison and Crestwood assume no obligation to update forward-looking statements.

About Con Edison Transmission and Consolidated Edison

Con Edison Transmission, a wholly-owned subsidiary of Consolidated Edison, Inc., invests in electric transmission, which includes the company’s investments with New York Transco, LLC, through its wholly-owned subsidiary, Consolidated Edison Transmission, LLC. Con Edison Transmission also invests in gas pipeline and storage businesses, including an investment in Mountain Valley Pipeline, LLC, through its wholly-owned subsidiary, Con Edison Gas Pipeline and Storage, LLC (formerly known as Con Edison Gas Midstream, LLC).

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $46 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350-square-mile-area in southeastern New York State and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy services company; Consolidated Edison Energy, Inc., a wholesale energy services company; Consolidated Edison Development, Inc., a company that develops, owns and operates renewable and energy infrastructure projects and Con Edison Transmission, Inc., which invests in electric and natural gas transmission projects. For additional financial, operations and customer service information, visit us on the Web at www.conedison.com.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Consolidated Edison, Inc.

Media Relations

Michael Clendenin, 212-460-4111 (24 hours)

clendeninm@coned.com

Director, Public Affairs

NEWS RELEASE

Investor Contact

Jan Childress, 212-460-6611

childressj@coned.com

Director, Investor Relations

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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